Exhibit 99.1

FOR IMMEDIATE RELEASE
BAXTER ANNOUNCES UPDATES TO ITS BOARD OF DIRECTORS
•Addition of Stephen H. Rusckowski complements and expands current board expertise with deep healthcare industry and public company board experience
•Michael Mahoney to resign after nearly eight years of board service

DEERFIELD, Ill., AUG. 21, 2023 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced it has appointed Stephen (Steve) H. Rusckowski, former chairman, president and chief executive officer of Quest Diagnostics, Inc., to its board of directors. Effective today, Mr. Rusckowski serves on Baxter’s Compensation and Human Capital, and Quality, Compliance and Technology Committees. In addition, the company has announced that Michael (Mike) Mahoney will be resigning from the board effective Sept. 13, 2023, following nearly eight years of service.
“We are pleased to welcome Steve to Baxter’s board,” said José (Joe) E. Almeida, chairman, president and chief executive officer. “His exemplary operational expertise, track record as a transformational leader, and distinguished career as a strategic operational executive will enhance our current board membership. I’m confident Steve’s patient-centric approach will further advance our Mission to Save and Sustain Lives.”
Added Almeida, “I also want to thank Mike for his many contributions to the Baxter board over his eight-year tenure. His extensive insight into the medical device industry and deep leadership experience have helped guide Baxter’s ongoing transformation, including our current strategic actions to drive greater growth, innovation and performance.”

About Steve Rusckowski
Mr. Rusckowski most recently served as chairman, president and chief executive officer of Quest Diagnostics, Inc. Prior to joining Quest Diagnostics, he was CEO of Philips Healthcare, and earlier in his career held roles of increasing responsibility at Hewlett-Packard Company and Procter & Gamble Company. Mr. Rusckowski currently serves as a director of Tenet Healthcare Corporation and Qiagen Inc. and previously served as a member of the boards of directors of Xerox Holdings

Corporation, Covidien plc and MedQuist, Inc. He earned a bachelor’s degree in mechanical engineering from Worcester Polytechnic Institute and a Master of Management Science from the Massachusetts Institute of Technology’s Sloan School of Management.

About Baxter
Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.

Baxter is a registered trademark of Baxter International Inc.

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

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